Exhibit 10.34

OGE ENERGY CORP.
DIRECTORS’ COMPENSATION

Compensation of non-officer directors of the Company during 2010 included an annual retainer fee of $107,000, of which $37,500 was payable in cash in monthly installments and $69,500 was deposited in the director’s account under the Company’s Deferred Compensation Plan in December 2010 and converted to 1,541.703 common stock units based on the closing price of the Company’s Common Stock on December 3, 2010. All non-officer directors received $1,500 for each Board meeting and $1,500 for each committee meeting attended. The lead director and the chairman of the Audit Committee received an additional $10,000 cash retainer in 2010. The chairmen of the Compensation and Nominating and Corporate Governance Committees received an additional $5,000 annual cash retainer in 2010. Each chairman of a board committee also received a meeting fee of $1,500 for each meeting (either in person or by phone) with management to address committee matters. Each member of the Audit Committee also received an additional annual retainer of $5,000. These amounts represent the total fees paid to directors in their capacities as directors of the Company and OG&E during 2010.

Under the Company’s Deferred Compensation Plan, non-officer directors may defer payment of all or part of their attendance fees and the cash portion of their annual retainer fee, which deferred amounts are credited to their account as of the first day of the month in which the deferred amounts otherwise would have been paid.  Amounts credited to the accounts are assumed to be invested in one or more of the investment options permitted under the Company’s Deferred Compensation Plan.  During 2010, those investment options included a Company Common Stock fund, whose value was determined based on the stock price of the Company’s Common Stock, and various money market, bond and equity funds.  When an individual ceases to be a director of the Company, all amounts credited under the Company’s Deferred Compensation Plan are paid in cash in a lump sum or installments.  In certain circumstances, participants may also be entitled to in-service withdrawals from the Company’s Deferred Compensation Plan.

In December 2010, the Compensation Committee met to consider director compensation.  At that meeting, the Compensation Committee increased the cash portion of the annual retainer for 2011 to $42,000 from $37,500 and increased the annual retainer for 2011 for the lead director from $10,000 to $15,000. The other components of director compensation remained unchanged.

Historically, for those directors who retired from the Board of Directors after 10 years or more of service, the Company and OG&E continued to pay their annual cash retainer until their death.  In November 1997, the Board eliminated this retirement policy for directors.  Directors who retired prior to November 1997, however, will continue to receive benefits under the former policy.